EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement") is made and entered into on October 12, 2004 but effective as of June 1, 2004 by and among SYSTEMAX INC., a Delaware corporation (the "Parent" or the "Company") and GILBERT FIORENTINO (the "Executive").

                                 R E C I T A L S

     A. Tiger Direct, Inc., a Florida corporation (the "Subsidiary"), is a wholly owned subsidiary of the Parent.

     B. The Executive is currently employed as the Chief Executive Officer of the Subsidiary.

     C. The Executive possesses intimate knowledge of the business and affairs of both the Parent and the Subsidiary, their respective policies, methods and personnel.

     D. The Company recognizes that the Executive has contributed to the growth and success of both the Company and the Subsidiary, and desires to assure the Executive's continued employment and to compensate him therefor.

     E. The Company has determined that this Agreement will reinforce and encourage the Executive's continued attention and dedication to both the Company and the Subsidiary.

     F. The Executive is willing to make his services available to both the Company, if so requested by the Company, and the Subsidiary and, if the Executive and the Company agree, other subsidiaries of the Parent on the terms and conditions hereinafter set forth.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1. EMPLOYMENT.

          1.1 EMPLOYMENT AND TERM. The Company hereby agrees to employ, or to cause the Subsidiary to employ, the Executive and the Executive hereby agrees to serve the Company and/or the Subsidiary as set forth in this Agreement on the terms and conditions set forth herein.

          1.2 DUTIES OF EXECUTIVE. During the Term of Employment under this Agreement, the Executive shall continue to serve as the Chief Executive Officer ("CEO") of the Subsidiary, and shall in that capacity, report exclusively to the CEO of the Company (if someone other than the Executive) and the Executive Committee of the Board of Directors of the Company (the "Executive Committee"), shall faithfully and diligently perform all services as may be assigned to him by the Executive Committee or the Subsidiary's board of directors (the "Subsidiary's Board"), and shall exercise such power and authority as may from time to time be delegated to him by the Executive Committee. If and when so appointed by the Board of Directors of the Company, the Executive shall serve as the CEO of the Company (or in similar positions of like status) and, if elected by other subsidiaries of the Parent, shall serve as the CEO of such subsidiaries, and shall in that capacity, report exclusively to the Executive Committee, shall faithfully and diligently perform all services as may be assigned to him by the Executive Committee or such subsidiaries' boards of directors consistent with this Agreement, and shall exercise such power and authority as may from time to time be delegated to him by the Executive Committee or such subsidiaries' boards of directors consistent with this Agreement. The Executive shall devote his full business time and attention to the business and affairs of the Company or the subsidiaries of the Company to which he is then serving as CEO, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company or such subsidiaries with respect to which he is then serving as the CEO. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees (PROVIDED, HOWEVER, that service on other corporate boards shall first be approved by the Board of Directors or Executive Committee of the Parent) (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (iii) manage personal investments, so long as any of such activities do not materially interfere with or materially detract from the performance of the Executive's responsibilities to the Company or its subsidiaries in accordance with this Agreement.

     2. TERM.

          2.1 TERM. The Term of Employment under this Agreement, and the employment of the Executive hereunder, shall commence as of June 1, 2004 (the "Commencement Date") and shall expire on December 31, 2013, unless sooner terminated in accordance with Section 5 hereof (the "Term").

          2.2 TERM OF EMPLOYMENT AND EXPIRATION DATE. The period during which the Executive shall be employed pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the "Term of Employment", and the date on which the Term shall expire (December 31, 2013), unless sooner terminated in accordance with Section 5 hereof, is sometimes referred to in this Agreement as the "Expiration Date."

     3. COMPENSATION.

          3.1 BASE SALARY. The Executive shall receive a base salary initially at the annual rate of $400,000 (the "Base Salary") during the Term of Employment through December 31, 2005, which such Base Salary as it may be increased shall be payable in installments consistent with the normal payroll schedule of the Company, subject to applicable withholding and other taxes. Effective as of April 1, 2006 (the "Salary Increase Date"), and on each anniversary of the Salary Increase Date during the Term of Employment (an "Anniversary Date"), the Base Salary shall be increased, but shall not be decreased, by five percent (5%) provided however if in the fiscal year immediately prior to any Anniversary Date the net profits of the Company are less than the previous fiscal year's net profits, the Base Salary shall not be increased by five percent (5%) on such Anniversary Date.

          3.2  BONUSES.

               (a)  PERFORMANCE BONUSES.

                    (i) The Company shall pay to the Executive a bonus (a "Bonus") for each fiscal year ending during the Term of Employment, commencing with the fiscal year ending December 31, 2004 (the "Fiscal Year 2004"), in an amount equal to $250,000, to be increased (but not decreased) in the same manner and at the same times as the Base Salary payable to the Executive is increased pursuant to Section 3.1(b) hereof, PROVIDED that the Executive meets certain performance criteria previously established, from time to time, by the Executive Committee, in its sole discretion (the "Performance Criteria"). The bonus for each such fiscal year shall be payable within 90 days after the end of the fiscal year for which it is earned. In the event that the Executive does not meet the Performance Criteria for any such fiscal year, then any Bonus previously paid the Executive with respect to such fiscal year shall be repaid by the Executive to the Company and the Company shall have a right of offset against any other compensation otherwise payable to the Executive under this Agreement if such Bonus is not repaid to the Company within 90 days following the end of the applicable fiscal year.

                    (ii) For the fiscal year in which the Executive's employment is terminated by the Company for disability under Section 5.2, death under
Section 5.3, without Cause under Section 5.4 or by the Executive for Good Reason under Section 5.5(c) hereof, if the applicable Performance Criteria are met for such fiscal year the Company shall pay the Executive, within 30 days after the end of the Company's fiscal year in which the Term of Employment ends, a PRO RATA portion (based upon a fraction, the numerator of which shall be the number of days that the Executive was employed by the Company during that fiscal year, and the denominator of which shall be 365) of the Bonus otherwise payable to the Executive for such fiscal year (the "Termination Bonus").

               (b) DISCRETIONARY BONUSES. During the Term of Employment, the Executive may be entitled to receive additional bonuses, if any, as may be determined by the Board of the Company or Companies with respect to which the Executive then is serving as CEO, in its or their sole discretion.

               (c) SPECIAL BONUSES.

                    (i) The Company shall pay to the Executive a special bonus (the "Special Bonus") upon the occurrence of the first Qualifying Change in Control (as defined below) in an amount equal to eighty five one hundreds of one percent (0.85%) of the Qualifying Value (as defined below).

                    (ii) The Company shall pay to the Executive the Special Bonus, if any, in a lump sum on the date on which the Qualifying Change in Control occurs; PROVIDED, HOWEVER, that in the case of a Qualifying Change in Control as set forth in clause (y)(1) below while the right to the bonus shall accrue upon the shareholder approval of such action (subject to defeasance if such event is abandoned), such payment shall only be due upon the completion of the reorganization, merger, consolidation, sale or other transaction noted therein rather than the shareholder approval of such action.

                    (iii) For purposes of this Section 3.2(c):

                         (x) A transaction shall be deemed to be a "Qualifying
Change in Control" if it constitutes a Change in Control and any of the following requirements are met:

                              (1) if the Change in Control is as a result of a
sale or exchange of more than 50% of the outstanding shares of common stock of the Parent for cash, notes, securities or other property, or a combination thereof, and the fair market value of the total proceeds received by those shareholders (the "Qualifying Value") equals or exceeds $15 per share (subject to adjustments pursuant to clause (5) below);

                              (2) if the Change in Control is as a result of a
liquidation of the Parent, and the fair market value of the amounts distributable by the Parent to its shareholders with respect to their shares of common stock of the Parent pursuant to the liquidation (the "Qualifying Value") equals or exceeds $15 per share (subject to adjustments as per clause (5) below);

                              (3) if the Change in Control is as a result of a
sale by the Parent of substantially all of its assets and the fair market value of the amount that would have been distributable with respect to each share of common stock of the Parent if the Parent thereafter were immediately liquidated (the "Qualifying Value") would equal or exceed $15 per share (subject to adjustments pursuant to clause (5) below); or

                              (4) if the Change in Control is as a result of a
sale or exchange by the Parent of substantially all of its shares of common stock of the Subsidiary or of substantially all of the assets of the Subsidiary, and the total proceeds received by the Parent or the Subsidiary (the "Qualifying Value") equals or exceeds $500,000,000.

                              (5) The $15 per share amount in clauses (1)
through (3) above shall be subject to appropriate adjustment if there shall be any increase or decrease in the number of issued and outstanding shares of common stock of the Parent through the declaration of a stock dividend or through any recapitalization resulting in a stock split or reverse stock split.

                         (y) "Change in Control" shall mean:

                              (1) approval by the shareholders of the Parent of
(I) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which the Present Stockholders (as defined below) cease to own, directly or indirectly, in the aggregate at least forty percent (40%) of the then outstanding shares of the Parent's common stock or the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, in substantially the same proportions as their ownership immediately prior to such reorganization, merger, consolidation or other transaction, or (II) the sale of all or substantially all of the assets of the Parent or Subsidiary (unless such reorganization, merger, consolidation or other corporate transaction, or sale is subsequently abandoned);

                              (2) the acquisition by any person, entity or
"group", within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership within the meaning of Rule 13-d promulgated under the Securities Exchange Act which would result in the Present Stockholders ceasing to own, directly or indirectly, in the aggregate, at least forty percent (40%) of the then outstanding shares of the Parent's common stock, excluding, for this purpose, any acquisitions by (I) the Parent or its subsidiaries, or (II) any employee benefit plan of the Parent or its subsidiaries;

                              (3) the sale or exchange by the Parent of more
than fifty (50%) percent of the common stock of the Subsidiary, or the sale by the Subsidiary of substantially all of its assets, in each case if the Parent does not own, directly or indirectly, more than fifty (50%) percent of outstanding shares of the acquiring entity's common stock or the combined voting power entitled to vote generally in the election of directors of the acquiring entity's voting securities; or

                              (4) the approval by the shareholders of the Parent
of the complete liquidation or dissolution of the Parent.

          For purposes of this Agreement, the Present Stockholders shall mean the stockholders of the Parent as registered on the books and records of the Parent's transfer agent as of the Commencement Date of this Agreement.

                         (z) "Qualifying Value" means the Qualifying Value as
defined in Sections 3.2(c)(iii)(x)(l) through (4), whichever is applicable to the Qualifying Change in Control, as adjusted pursuant to Section
3.2(c)(iii)(x)(5).

     4. EXPENSE REIMBURSEMENT AND OTHER BENEFITS

          4.1 REIMBURSEMENT OF EXPENSES. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

          4.2 COMPENSATION/BENEFIT PROGRAMS During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently or hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. In addition, at all times during the Term of Employment, the Company shall maintain, at its own expense, life insurance coverage on the life of the Executive in an amount not less than $2,000,000, (or, if such policy is only available to the Executive on a below standard rate basis, such lesser amount of coverage as could be purchased for the premium that would be payable if the Executive was rated standard) which amount shall be payable to the beneficiary or beneficiaries designated by the Executive upon the death of the Executive. The Executive shall cooperate in taking such physicals and completing such forms and taking such other action as shall be necessary or appropriate to ascertain his insurability for purposes of such insurance or any other insurance which the Company may wish to obtain. Notwithstanding anything in this Agreement to the contrary, the Company may modify or terminate its benefit plans in its sole discretion at any time and the Executive is entitled to benefits that are in effect from time to time; PROVIDED, HOWEVER, that nothing in this sentence shall relieve the Company of its obligation to provide the life insurance required under this Section 4.2.

          4.3 WORKING FACILITIES. During the Term of Employment, the Company shall furnish the Executive at the facilities of the Company or the Subsidiary with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

          4.4 AUTOMOBILE. During the Term of Employment, the Company shall continue to provide the Executive with an automobile comparable to the existing automobile provided by the Company to Executive, together with reimbursement of all reasonable costs of gasoline, oil, repairs, maintenance, insurance and other expenses incurred by the Executive in connection with the Executive's use of the automobile for business purposes.

          4.5 STOCK OPTIONS.

               (a) As a condition and subject to the Executive's entering into this Agreement, the Compensation Committee of the Parent Board hereby agrees to accelerate the vesting schedule of the non-qualified options to purchase 350,000 shares of Common Stock of the Parent granted to the Executive on February 28, 2003 at an exercise price of $1.76 per share, and of the option to purchase 50,000 shares of Common Stock of the Parent granted to the Executive on April 1, 2003 at an exercise price of $1.95 per share, to 20% per year over a five year period, in each case with the first 20% vesting upon execution of this Agreement and an additional 20% vesting on each of the four immediately succeeding anniversaries of the execution of this Agreement.

               (b)

                    (i) At a meeting of the Compensation Committee of the Parent Board that occurred on October 12, 2004 the Parent granted to the Executive additional non-qualified options to purchase 166,667 shares of Common Stock of the Parent at an exercise price of $5.65 per share (the "2004 Option"). The 2004 Option shall vest at a rate of 20% per year, beginning on December 31, 2004 and shall be subject to the terms and conditions set forth in the Stock Option Agreement to be entered into by and between the Parent and the Executive.

                    (ii) At a meeting of the Compensation Committee of the Parent Board that occurs in each of August of 2005 and August of 2006, the Parent shall grant to the Executive additional options to purchase 166,667 shares of Common Stock of the Parent, the exercise price per share of which shall be the fair market value of a share of the Common Stock of the Company as of the date of each grant (the "Annual Options"). Each Annual Option shall vest at a rate of 20% per year, beginning on the December 31 of the year in which the Annual Option is granted, and shall be subject to the terms and conditions set forth in Stock Option Agreements to be entered into by and between the Parent and the Executive.

                    (iii) Notwithstanding anything to the contrary herein, the number of shares subject to each of the Options (as defined below) shall be adjusted in accordance with Section 4(b) of the Plan as reasonably determined by the Committee of the Plan to be appropriate in order to prevent dilution in the event of a corporate transaction referred to in that Section 4(b).

               (c) The stock options granted to the Executive by the Company, including any options granted pursuant to this Section 4.5, shall be collectively referred to hereinafter as the "Options."

               (d) Notwithstanding anything to the contrary in this Agreement, in any Stock Option Agreement, or in the Plan, upon the termination of the Executive's employment with the Company (i) by the Company without Cause (pursuant to Section 5.4 hereof), (ii) as a result of the Executive's Disability (pursuant to Section 5.2 hereof), (iii) as a result of the Executive's death (pursuant to Section 5.3 hereof), or (iv) by the Executive for Good Reason (pursuant to Section 5.5 hereof), then if and to the extent that any Options are not then at least 50% exercisable, then 50% of each such Option shall become exercisable immediately.

               (e) Notwithstanding anything to the contrary in this Agreement, in any Stock Option Agreement, or in the Plan, upon the occurrence of a Qualified Change in Control, all of the Options shall become immediately exercisable.

               (f) A committee of the Company's Board of Directors consisting entirely of non-employee directors has approved the provisions of this Section 4.5.

          4.6 RESTRICTED STOCK UNITS. At its meeting on October October 12, 2004, a committee of the Parent Board consisting of only non-employee directors granted to the Executive the right to receive 1,000,000 restricted stock units (the "Restricted Stock Units"), subject to and conditioned upon the Executive's entering into this Agreement. This Restricted Stock Unit grant shall be subject to the terms, conditions and provisions set forth in the Restricted Stock Unit Agreement (the "Restricted Stock Unit Agreement") attached hereto as Exhibit A and made a part hereof.

          4.7 VACATION; OTHER BENEFITS. The Executive shall be entitled to four weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year shall be paid to the Executive in January of the following calendar year. For purposes of this Agreement personal days and sick days taken by the Executive will be treated as vacation days taken by the Executive. Upon the termination of the Executive's employment with Company for any reason pursuant to Article 5 hereof, the Company shall pay to the Executive an amount equal to the Executive's Base Salary as in effect as of the Date of Termination (as defined in Section 5.6 hereof), multiplied by a fraction the numerator of which shall be that number of vacation days that have accrued but not yet been taken by the Executive as of the Date of Termination (unless such accrued but unused vacation time was previously paid to the Executive by the Company), and the denominator of which shall be 365 (the "Accrued Vacation Payment"), and shall cause to be paid or otherwise provided to the Executive any benefits accrued through the Date of Termination (as defined in Section 5.7(b) below) that the Executive is entitled to receive under any employee benefit plan, policy, practice or program maintained by the Company or any of its subsidiaries (including, without limitation any rights to continuation of medical coverage after the Date of Termination to the extent required by law). The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

          4.8 WITHHOLDING. Anything in this Agreement to the contrary notwithstanding, all payments (including issuances of shares of stock) required to be made by the Company under this Agreement and agreements referred to in this Agreement to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

     5. TERMINATION.

          5.1 TERMINATION FOR CAUSE.

               (a) The Company shall at all times have the right, upon providing a Notice of Termination (as defined in Section 5.7 of this Agreement) to the Executive, to terminate the Term of Employment for Cause (as defined below).

               (b) For purposes of this Agreement, the term "Cause" shall mean
(i) an action or omission of the Executive which constitutes a willful and material breach of, or a willful and material failure or refusal (other than by reason of his incapacity due to disability) to perform his duties under, this Agreement which is not cured within 15 days after receipt by the Executive of written notice of same from the Executive Committee, (ii) an action or omission of the Executive which constitutes a willful and material failure or refusal (other than by reason of his incapacity due to disability) to comply with any direction by the Executive Committee consistent with his required duties under this Agreement which is not cured within 15 days after receipt by the Executive of written notice of same from the Executive Committee, (iii) the conviction of the Executive of a felony or any crime which involves dishonesty or a breach of trust (or a plea of NOLO CONTENDERE with respect thereto); (iv) the Executive's gross negligence or willful misconduct in connection with the performance of his duties under this Agreement which is not cured within 15 days after receipt by the Executive of written notice of same from the Executive Committee; (v) a material fraud, theft, embezzlement or misappropriation of funds or material self dealing not previously approved by the Executive Committee, or material dishonesty or breach of fiduciary duty, by the Executive in connection with his services hereunder; and (vi) the Executive making any false, or malicious statement (whether oral or written) about the Company and/or the Subsidiary or any other material subsidiary of the Company, or any of their respective directors, officers or executives which may reasonably be expected to result in material harm to the business, relations with customers or suppliers and/or good will of the Company and/or Subsidiary or any other material subsidiary of the Company.

               (c) The Company's determination as to whether or not it wishes to terminate the Executive's employment for Cause shall be made by the Executive Committee at one of the Executive Committee's regularly scheduled or duly called special meetings (the "Executive Committee Meeting"), to be held at least 15 days after the Company or the Executive Committee shall have provided written notice (the "Cause Notice") of the Executive Committee Meeting to the Executive. The Cause Notice shall (i) set forth in reasonable detail acts or omissions or other grounds upon which the Company is relying for the termination of the Executive's employment for Cause, and (ii) indicate that the Executive and his legal counsel shall have the right to attend the Executive Committee Meeting and address the Executive Committee in order to respond to the issues and/or acts set forth in the Cause Notice. If, during or after the Executive Committee Meeting, the Executive Committee decides to terminate the Executive's employment for Cause, then the Executive Committee shall provide a Notice of Termination to the Executive, which shall include the factual basis for the termination.

               (d) Upon any termination pursuant to this Section 5.1 the Company shall, on or before the first regular pay date after the Date of Termination (as defined in Section 5.7 hereof), (i) pay to the Executive any accrued but unpaid Base Salary through the Date of Termination, (ii) pay to the Executive his accrued but unpaid Bonuses, if any, for any fiscal year ending on or before the Date of Termination (if determined as of the Date of Termination; if not so determined as of such date, to be paid promptly after such Bonuses are determined), (iii) if a Qualifying Change in Control has occurred on or before the Date of Termination, pay to the Executive the Special Bonus if to the extent not previously paid, (iv) pay to the Executive his Accrued Vacation Payment, if any.

     Upon any termination effected and compensated pursuant to this Section 5.1, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Date of Termination, subject, however, to the provisions of Section 5.1 and the provision of any benefits pursuant to Section 4.7 hereof).

          5.2  DISABILITY.

               (a) If the Executive shall as the result of mental or physical incapacity, illness or disability, become unable, with or without accommodation, to perform his obligations hereunder (i) for a period of four consecutive months, or (ii) for an aggregate of 120 days within any period of twelve consecutive months, the Company shall have the option, in accordance with applicable law, to terminate this Agreement upon providing a Notice of Termination (as defined in Section 5.7 of this Agreement) to the Executive.

               (b) Upon a termination pursuant to this Section 5.2:

                    (i) the Company shall pay to the Executive, on or before the first regular pay date after the Date of Termination (as defined in Section 5.7 hereof), (v) any accrued but unpaid Base Salary through the Date of Termination;
(x) any accrued but unpaid Bonuses for any fiscal year ending on or before the Date of Termination (if determined as of the Date of Termination; if not so determined as of such date, to be paid promptly after such Bonuses are determined); (y) if a Qualifying Change in Control has occurred on or before the Date of Termination, the Special Bonus if to the extent not previously paid; and
(z) his Accrued Vacation Payment, if any;

                    (ii) the Company shall continue to pay the Executive's Base Salary for a period (the "Disability Continuation Period") of 12 months following the Date of Termination, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, minus any payments being received by the Executive pursuant to any short-term or long-term disability insurance;

                    (iii) the Company shall continue to provide the Executive with the benefits he was receiving under Section 4.2 hereof (the "Benefits"), through the end of the Disability Continuation Period, in the manner and at such times as the Bonuses or Benefits otherwise would have been payable or provided to the Executive;

                    (iv) the Company shall pay to the Executive his Termination Bonus, if any, at the time specified in Section 3.2(a)(ii);

                    (v) if the Date of Termination occurs either after the Performance Condition (as that term is defined in the Restricted Stock Unit Agreement) has been satisfied or before December 31, 2005 and the Performance Condition is thereafter satisfied, then as of the Date of Termination, the Executive shall become immediately vested in the greater of (1) the then-vested portion of the Restricted Stock Units, or (2) 50% of the Restricted Stock Units (the "Vested Units"), and shall become immediately entitled to a distribution of that number of shares of Common Stock of the Parent that is represented by those Vested Units; PROVIDED, HOWEVER, that the Company shall have the right (but not the obligation) to redeem the Vested Units at the Fair Market Value thereof (as defined below) as of the Date of Termination. If the Company wishes to exercise such right, it shall provide written notice thereof to the Executive within 30 days after the Date of Termination and the closing on such transaction shall occur within 20 days after such notice; and

                    (vi) if and to the extent that any Options are not then at least 50% exercisable, then 50% of each such Option shall become exercisable immediately.

          "Fair Market Value" means, as of any date, the value of Stock determined as follows:

          (x) If the stock issuable upon surrender of the Vested Units is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market, its Fair Market Value shall be the average of the closing sales price for such stock for the 61 day period that begins 30 days before and ends 30 days after the time of determination, as quoted on such system or exchange and as reported in the Wall Street Journal or such other source as the Company's Board of Directors deems reliable; or

          (y) If such stock is quoted on Nasdaq (but not on the National Market System thereof) or regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the average of the means between the high and low asked prices for the stock for each of the 61 days during the period that begins 30 days before and ends 30 days after the time of determination, as reported in the Wall Street Journal or such other source as the Company's Board of Directors deems reliable; or

          (z) In the absence of an established market for such stock, the Fair Market Value thereof shall be determined in good faith by a single appraiser selected by the Company and the Executive or his estate; provided, that, if they cannot agree on a single appraiser, each of the Company and the Executive or his estate shall select an appraiser (collectively, the "Appointed Appraisers") and if the total number of Appointed Appraisers is an even number, such Appointed Appraisers shall select an additional Appraiser (the "Additional Appraiser"); and provided further, that the Appointed Appraisers and the Additional Appraiser, if any, shall then determine by a majority thereof the Fair Market Value.

               (c) The Benefits to be provided to the Executive under clause
(iii) of Section 5.2(b) shall not be less than (in the aggregate) the Benefits provided to the Executive during the calendar year in which the Executive's employment hereunder terminates. In the event that the Company is unable to provide the Executive with any of the Benefits required hereunder by reason of the termination of the Executive's employment pursuant to this Section 5.2 or is no longer providing such benefits to its other employees, then the Company shall either pay directly, or reimburse the Executive for his payment of, the cost to the Executive to acquire those Benefits as and when payment of such costs are due, for the period during which such Benefits could not be provided under the plans. Upon any termination effected and compensated pursuant to this Section 5.2, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Date of Termination, subject, however to the provisions of Section 4.1 and the provisions of any benefits pursuant to Section 4.7 hereof).

          5.3 DEATH. Upon the death of the Executive during the Term of
Employment:

               (a) the Company shall pay to the estate of the deceased Executive, on or before the first regular pay date after the Company becomes aware of the Executive's death (i) any accrued but unpaid Base Salary through the date of the Executive's death; (ii) any accrued but unpaid Bonuses for any fiscal year ending on or before the date of the Executive's death (if determined as of the Date of Termination; if not so determined as of such date, to be paid promptly after such Bonuses are determined); (iii) if a Qualifying Change in Control has occurred on or before the date of the Executive's death, the Special Bonus if to the extent not previously paid; and (iv) the Executive's Accrued Vacation Payment, if any;

               (b) the Company shall pay to the estate of the deceased Executive the Executive's Termination Bonus, if any, at the time specified in Section 3.2(a)(ii);

               (c) the beneficiary or beneficiaries previously designated by the Executive, and if no designation had been made, then the Executive's estate, shall be entitled to receive the proceeds of the life insurance policy that the Company is required to pay for pursuant to Section 4.2 hereof;

               (d) if the date of Executive's death occurs either after the Performance Condition (as that term is defined in the Restricted Stock Unit Agreement) has been satisfied or before December 31, 2005, then as of the date of Executive's death, the estate of the deceased Executive shall become immediately vested in the greater of (x) the then-vested portion of the Restricted Stock Units, or (y) 50% of the Restricted Stock Units (the "Vested Units"), and shall become entitled to a distribution of that number of shares of Common Stock of the Parent that is represented by the Vested Units promptly after providing to the Company appropriate evidence of the appointment of legal representatives for the estate; PROVIDED, HOWEVER, that the Company shall have the right to redeem the Vested Units at the Fair Market Value thereof as set forth in Section 5.2 (b). If the Company wishes to exercise such right it shall provide written notice thereof to the named representative of the estate within 30 days after being advised in writing of the name of such person and the closing on such transaction shall occur within20 days after such notice; and

               (e) if and to the extent that any Options are not then at least 50% exercisable, then 50% of each such Option shall become exercisable immediately.

     Upon any termination effected and compensated pursuant to this Section 5.3, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1 and the provision of any benefits pursuant to Section 4.7 hereof).

          5.4  TERMINATION WITHOUT CAUSE.

               (a) The Company shall have the right to terminate the Term of Employment at any time by providing to the Executive a Notice of Termination (as defined in Section 5.7 hereof) not less than 30 days prior to the Date of Termination (as defined in Section 5.7 hereof).

               (b) Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3 or 5.5):

                    (i) the Company shall pay to the Executive, on or before the first regular pay date after the Date of Termination (w) any accrued but unpaid Base Salary through the Date of Termination, (v) any accrued but unpaid Bonuses for any fiscal year ending on or before the Date of Termination (if determined as of the Date of Termination; if not so determined as of such date, to be paid promptly after such Bonuses are determined), (x) if a Qualifying Change in Control has occurred on or before the Date of Termination, the Special Bonus if to the extent not previously paid; and (y) his Accrued Vacation Payment, if any;

                    (ii) the Company shall pay to the Executive the Termination Bonus, if any, at the time specified in Section 3.2(a)(ii);

                    (iii) the Company shall continue to pay the Executive's Base Salary for the duration of the Non-Compete Period as defined in Section 6.1 hereof, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive;

                    (iv) the Company shall continue to provide the Executive with the Benefits he was receiving under Sections 4.2 hereof, through the end of the Noncompete Period, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive;

                    (v) if the Date of Termination occurs either after the Performance Condition (as that term is defined in the Restricted Stock Unit Agreement) has been satisfied or before December 31, 2005, then as of the Date of Termination, the Executive shall become immediately vested in the greater of
(1) the portion of the Restricted Stock Units in which the Executive would have been vested had his employment not terminated until the first anniversary of the Date of Termination, or (2) 50% of the Restricted Stock Units (the "Vested Units") and shall be entitled to an immediate distribution of that number of shares of Common Stock of the Parent that is represented by those Vested Units; PROVIDED, HOWEVER, that the Company shall have the right to redeem the Vested Units at the Fair Market Value thereof as set forth in Section 5.2 (b). If the Company wishes to exercise such rights, it shall provide written notice thereof to the Executive within 30 days after the Date of Termination and the closing on such transaction shall occur within 20 days after such notice;

                    (vi) if and to the extent that any Options are not then at least 50% exercisable, then 50% of each such Option shall become exercisable immediately; and

                    (vii) in the event that a Change in Control occurs after the Performance Condition (as that terms is defined in the Restricted Stock Unit Agreement) has been satisfied or before December 31, 2005, and on or before the first anniversary of the Date of Termination, then: (x) the Executive shall become immediately vested in any Restricted Stock Units that were not vested as of the Date of Termination (the "Additional Vested Units") and shall be entitled as of that first anniversary to an immediate distribution of that number of shares of Common Stock of the Parent that is represented by those Additional Vested Units; provided, however, that the Company shall have the right to redeem the Additional Vested Units at the Fair Market Value thereof as set forth in
Section 5.2(b); and (y) if the Change in Control is a Qualifying Change in Control, the Company shall immediately pay to the Executive the Special Bonus under Section 3.2(c) hereof.

               If the Company wishes to exercise the right to redeem any Vested Units or Additional Vested Units pursuant to the foregoing provisions, it shall provide written notice thereof to the Executive within 30 days after the Date of Termination and the closing on such transaction shall occur within 20 days after such notice..

               (c) In the event that the Company is unable to provide the Executive with any of the Benefits required hereunder by reason of the termination of the Executive's employment pursuant to this Section 5.4, then the Company shall either pay directly, or reimburse the Executive for his payment of, the cost to the Executive to acquire those Benefits as and when payment of such costs are due, for the period during which such Benefits could not be provided under the plans.

     Upon any termination effected and compensated pursuant to this Section 5.4, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Date of Termination, subject, however, to the provisions of Section 4.1 and the provision of any benefits pursuant to Section 4.7 hereof).

          5.5  TERMINATION BY EXECUTIVE.

               (a) The Executive shall at all times have the right, by providing a Notice of Termination to the Company not less than 90 days prior to the Date of Termination (as defined in Section 5.7 hereof), to terminate the Term of Employment.

               (b) Upon termination of the Term of Employment pursuant to this
Section 5.5 by the Executive without Good Reason (as defined below):

                    (x) the Company shall pay to the Executive, on or before the first regular pay date after the Date of Termination (i) any accrued but unpaid Base Salary through the Date of Termination, (ii) any accrued but unpaid Bonuses for any fiscal year ending on or before the Date of Termination (if determined as of the Date of Termination; if not so determined as of such date, to be paid promptly after such Bonuses are determined); (iii) if a Qualifying Change in Control has occurred on or before the Date of Termination, the Special Bonus if and to the extent not previously paid, and (iv) his Accrued Vacation Payment, if any;

                    (y) the Company shall pay to the Executive the Termination Bonus, if any, at the time specified in Section 3.2(a)(ii); and

                    (z) if the Performance Condition (as that term is defined in the Restricted Stock Unit Agreement), is satisfied, then on or before the first regular pay date after the Date of Termination (as defined in Section 5.6 hereof), the Company shall immediately distribute to the Executive a number of shares of Common Stock of the Parent that is represented by the percentage of the Restricted Stock Units that are vested (the "Vested Units"); PROVIDED, HOWEVER, that the Company shall have the right to redeem the Vested Units at the Fair Market Value thereof as set forth in Section 5.2(b). If the Company wishes to exercise such right, it shall provide written notice thereof to the Executive within 30 days after the Date of Termination and the closing on such transaction shall occur within 20 days after such notice.

     Upon any termination effected and compensated pursuant to this Section 5.5(b), the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Date of Termination, subject, however, to the provisions of Section 4.1 and the provision of any benefits pursuant to Section 4.7 hereof).

               (c) Upon termination of the Term of Employment pursuant to this
Section 5.5 by the Executive for Good Reason, the Company shall pay to the Executive the same amounts, and shall continue or compensate for Benefits in the same amounts, and the Executive shall become vested in the same Restricted Stock Units and Options, that would have been payable or provided by the Company to the Executive, or would have become vested, under Section 5.4 of this Agreement if the Term of Employment had been terminated by the Company without Cause. Upon any termination effected and compensated pursuant to this Section 5.5(c), the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Date of Termination, subject, however, to the provisions of Section 4.1 and the provision of any benefits pursuant to Section 4.7 hereof).

               (d) For purposes of this Agreement, "Good Reason" shall mean (i) the assignment to the Executive of substantial duties inconsistent in any material respect with the Executive's position (including titles and reporting requirements), authority, duties or responsibilities as contemplated by Section
1.2 of this Agreement (except as may otherwise be required by law or applicable regulation of any self-regulatory organization such as The New York Stock Exchange), or any other intentional action by the Company which results in a material diminution in the Executive's position (including titles and reporting requirements), authority, duties or responsibilities as CEO of the Subsidiary, or, if so elected, the Company (except as may otherwise be required by law or applicable regulation of any self-regulatory organization such as The New York Stock Exchange), excluding for this purpose any action not taken in bad faith and which is remedied (to the extent remediable) by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the Company to comply with any of the provisions of Article 3 of this Agreement in any material respects; (iii) the Company's requiring the Executive to be based at any office or location outside of Miami-Dade or Broward Counties, Florida, except for travel reasonably required in the performance of the Executive's responsibilities, unless the Company requests that the Executive be relocated to the Company's corporate offices on Long Island, New York, and the Company compensates the Executive for any reasonable expenses incurred by the Executive on account of the relocation to such offices including, without limitation, moving expenses, temporary housing, storage, additional maintenance costs for his boat, return travel during the transition period, and additional costs of schools for primary or secondary education (i.e. grade K through 12) for his children; or (iv) any purported termination by the Company of the Executive's employment otherwise than for Cause pursuant to Section 5.1 or by reason of the Executive's disability pursuant to Section 5.2 of this Agreement, prior to the Expiration Date. A termination by the Executive shall not be deemed for Good Reason unless the Executive has notified the Company in writing of his intention to terminate for Good Reason pursuant to Section 5.6 within 30 days of the date on which the Executive learns that the event causing the alleged Good Reason has occurred and the Company fails to remedy such Good Reason within 30 days following the receipt of such notice. Any termination by the Executive for Good Reason has to be made promptly (and in any case within one month) after the end of the 30 day period within which the Company may remedy the events giving rise to the right to terminate for Good Reason.

          5.6  EXPIRATION OF AGREEMENT.

               (a) If the Term of Employment terminates on the Expiration Date:

                    (i) the Company shall pay to the Executive, on or before the first regular pay date after the Date of Termination (w) any accrued but unpaid Base Salary through the Date of Termination, (v) any accrued but unpaid Bonuses for any fiscal year ending on or before the Date of Termination (if determined as of the Date of Termination; if not so determined as of such date, to be paid promptly after such Bonuses are determined), (x) if a Qualifying Change in Control has occurred on or before the Date of Termination, the Special Bonus if and to the extent not previously paid; and (y) his Accrued Vacation Payment, if any;

                    (ii) the Company shall pay to the Executive the Termination Bonus, if any, at the time specified in Section 3.2(a)(ii);

                    (iii) the Company shall continue to pay the Executive's Base Salary for the duration of the Non-Compete Period as defined in Section 6.1 hereof, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive; and

                    (iv) the Company shall continue to provide the Executive with the Benefits he was receiving under Sections 4.2 hereof, through the end of the Non-Compete Period, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive.

               (b) In the event that the Company is unable to provide the Executive with any of the Benefits required hereunder by reason of the termination of the Executive's employment pursuant to this Section 5.6, then the Company shall either pay directly, or reimburse the Executive for his payment of, the cost to the Executive to acquire those Benefits as and when payment of such costs are due, for the period during which such Benefits could not be provided under the plans.

     Upon any termination effected and compensated pursuant to this Section 5.6, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Date of Termination, subject, however, to the provisions of Section 4.1 and the provision of any benefits pursuant to Section 4.7 hereof).

          5.7  GENERAL TERMINATION DEFINITIONS

               (a) NOTICE OF TERMINATION. Any termination of the Executive's employment with the Company pursuant to this Article 5, shall be communicated by a Notice of Termination to the other party hereto given in accordance with
Section 10 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination or non-renewal provision in this Agreement relied upon, (ii) sets forth in reasonable detail the basis for the termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice).

               (b) DATE OF TERMINATION. For purposes of this Agreement, "Date of Termination" means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; PROVIDED, HOWEVER, that if the Executive's employment is terminated by reason of his death, the Date of Termination shall be the date of death of the Executive. In the event that the Term of Employment terminates on the Expiration Date, the Date of Termination shall be the Expiration Date.

          5.8 SET-OFF OR MITIGATION. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement but if he is employed during any period following the Date of Termination for so long as the Company has an obligation to provide compensation or benefits to the Executive the Executive shall advise the Company of such employment and the obligation to provide any insurance coverage (other than the life insurance coverage required to be provided under Section 4.2 hereof) shall terminate at such time as comparable insurance coverage is available from the new employer. Nothing in this Agreement shall limit the right of any party under applicable law to offset payments.

          5.9 RESIGNATION. Upon any termination of employment pursuant to this
Article 5, the Executive shall be deemed to have resigned his positions as any officer of the Company and/or the Subsidiary and/or other subsidiaries of the Company, and any positions that he may have then held on the Parent Board and/or the Subsidiary Board and/or the Boards of Directors of any other subsidiaries of the Company. If requested by the Company, the Executive shall upon such termination execute a resignation letter to the applicable Board.

          5.10 SURVIVAL. The provisions of this Article 5 shall survive the termination or expiration of this Agreement, as applicable.

          5.11 CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY IN THE EVENT OF A CHANGE IN CONTROL.

               (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any additional payments required under this Section 5.11) (a "Payment") would be subject to an excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (such excise tax is hereinafter referred to as the "Excise Tax"), the Company shall make a payment to the Executive (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains (or has had paid to the Internal Revenue Service on his behalf) an amount of the Gross-Up Payment equal to the sum of the Excise Tax and income tax imposed upon the Payments; PROVIDED, HOWEVER that any and all payments to the Executive pursuant to this Section 5.11 shall be no more than $6,000,000 in the aggregate.

               (b) Subject to the provisions of paragraph (c) of this Section 5.11, all determinations required to be made under this Section 5.11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm mutually agreeable to the parties] (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5.11, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 5.11 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

               (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (i) give the Company any information reasonably requested by the Company relating to such claim,

                    (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                    (iv) permit the Company to participate in any proceedings relating to such claim;

PROVIDED, HOWEVER, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5.11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and FURTHER PROVIDED that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. The reimbursement for the Excise Tax and income tax (but not the reimbursement, on an after tax basis, for costs and expenses payable by the Company pursuant to this paragraph (c), shall be subject to the $6,000,000 limitation on Gross-Up Payments set forth in paragraph (a) of this Section 5.11.

               (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.11(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 5.11(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 5.11(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

     6. RESTRICTIVE COVENANTS.

          6.1  NON-COMPETITION.

               (a) Except as provided in this Section 6.1, at all times during the Non-Compete Period (as defined in Section 6.1(b)(i) below) the Executive shall not, directly or indirectly, engage in any competition with, or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an Executive, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with, the Company's Business (as defined in Section 6.1(b)(ii) below) in North America or Europe.

               (b) For purposes of this Article 6:

                    (i) the term "Non-Compete Period" shall mean at all times while the Executive is employed by the Company and the two year period immediately following the Date of Termination; PROVIDED HOWEVER that solely in the event of a Termination Without Cause pursuant to Section 5.4 hereof, the Company may, in its sole discretion, designate by written notice to the Executive on or before the Date of Termination that in lieu of the foregoing 2 year period, the Non-Compete Period shall be the 1 year or 3 year period immediately following the Date of Termination, but contingent upon the Company paying the Executive the Base Salary and Benefits through such designated Non-Compete Period in accordance with Section 5.4 hereof;

                    (ii) "the Company" and "the Companies" shall be deemed to include the Company and any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein including but not limited to the Subsidiary; and

                    (iii) the "Company's Business" shall be deemed to be any business in which the Company is now or may hereafter become engaged while the Executive is employed by the Company or the Subsidiary including, but not limited to, the advertising, marketing, distribution, sale and/or manufacture of personal computers, computer related products, industrial products and/or consumer electronic products by means of any medium including, but not limited to, broadcast, cable or satellite television, radio, print or the Internet.

               (c) This Section 6.1 shall not apply to the Executive's ownership of Common Stock of the Parent or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the Nasdaq Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than two percent (2%) of any class of capital stock of such corporation.

          6.2 CONFIDENTIAL INFORMATION. The Executive shall not at any time divulge, communicate, use to the detriment of the Companies or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Companies. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Companies (which shall include, but not be limited to, information concerning the Companies' financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Companies that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Companies with respect to all of such information. For purposes of this Agreement, "Confidential Information" means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Companies (including information conceived, originated, discovered or developed by the Executive and information acquired by the Companies from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Companies or their businesses. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information and all property of the Company or any other Company affiliate, which he may then possess or have under his control.

          6.3 NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. At all times while the Executive is employed by the Companies and for the Non-Compete Period thereafter, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity
(a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Companies, unless such employee or former employee has not been employed by the Companies for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective customers or clients of the Companies on behalf of any person or entity in connection with any business that competes with the Business of the Companies nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Companies trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.

          6.4 OWNERSHIP OF DEVELOPMENTS. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term of Employment either during the course of performing work for the Companies or their clients or which are related in any manner to the business (commercial or experimental) of the Companies or their clients (collectively, the "Work Product") shall belong exclusively to the Companies and shall, to the extent possible, be considered a work made by the Executive for hire for the Companies within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Companies, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Companies, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (a) promptly disclose the Work Product to the Company; (b) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventions, all at the sole cost and expense of the Company.

          6.5 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Companies, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Companies and shall be returned immediately to the Companies on the Date of Termination or on the Companies' request at any time.

          6.6 ACKNOWLEDGMENT BY EXECUTIVE. The Executive acknowledges and confirms that the restrictive covenants contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are reasonably necessary to protect the legitimate business interests of the Companies, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Article 6, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Companies is such as would cause the Companies serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Companies in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Companies' successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Article 6, the Companies shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction, (b) the recovery of any bonuses paid or payable to the Executive under Section 3.2(a) or (b) hereof for the two years ending on the Date of Termination, and (c) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Companies or their affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this
Article 6.

          6.7 REFORMATION BY COURT. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

          6.8 SURVIVAL. The provisions of this Article 6 shall survive the termination or expiration of this Agreement, as applicable.

          6.9 INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Companies, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Companies shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Companies may possess.

     7. ASSIGNMENT. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person without the consent of the other parties.

     8. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida and the exclusive venue for any action relating to this Agreement shall be the state or federal courts located within Miami-Dade County, Florida, but if the Executive has moved his office to the Company's location in New York, the applicable law shall be the internal laws of the State of New York and the exclusive venue shall be the state and federal courts located in Nassau County, New York.

     9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

     10. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Systemax Inc., 11 Harbor Park Drive, Port Washington, NY 11050 Attention: Richard Leeds, Chairman and (ii) if to the Executive, to his address as reflected on the payroll records of the Company or Subsidiary, or to such other address as either party shall request by notice to the other in accordance with this provision.

     11. BENEFITS; BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

     12. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

     13. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     14. DAMAGES; ATTORNEYS FEES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys' fees of the other.

     15. SECTION HEADINGS. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

     18. INDEMNIFICATION.

               (a) Subject to limitations imposed by law, the Company shall indemnify and hold harmless the Executive to the fullest extent permitted by law from and against any and all claims, damages, expenses (including attorneys' fees), judgments, penalties, fines, settlements, and all other liabilities incurred or paid by him in connection with the investigation, defense, prosecution, settlement or appeal of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and to which the Executive was or is a party or is threatened to be made a party by reason of the fact that the Executive is or was an officer, employee, director or agent of the Company, or by reason of anything done or not done by the Executive in any such capacity or capacities, provided that the Executive acted in good faith, in a manner that was not grossly negligent or constituted willful misconduct and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company also shall pay any and all expenses (including attorney's fees) incurred by the Executive as a result of the Executive being called as a witness in connection with any matter involving the Company or any of its subsidiary and/or any of their respective officers or directors.

               (b) The Company shall pay any expenses (including attorneys' fees), judgments, penalties, fines, settlements, and other liabilities incurred by the Executive in investigating, defending, settling or appealing any action, suit or proceeding described in this Section 18 in advance of the final disposition of such action, suit or proceeding. The Company shall promptly pay the amount of such expenses to the Executive, but in no event later than 10 days following the Executive's delivery to the Company of a written request for an advance pursuant to this Article 18, together with a reasonable accounting of such expenses.

               (c) The Executive hereby undertakes and agrees to repay to the Company any advances made pursuant to this Article 18 if and to the extent that it shall ultimately be found that the Executive is not entitled to be indemnified by the Company for such amounts.

               (d) The Company shall make the advances contemplated by this
Article 18 regardless of the Executive's financial ability to make repayment, and regardless of whether indemnification of the Indemnitee by the Company will ultimately be required. Any advances and undertakings to repay pursuant to this
Article 18 shall be unsecured and interest-free.

               (e) The provisions of this Article 18 shall survive the termination or expiration of this Agreement.


          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                         THE COMPANY:

                                         SYSTEMAX INC., a Delaware corporation


                                         By: /S/ BRUCE LEEDS
                                         Name:  Bruce Leeds
                                         Title:    Vice Chairman

                                         EXECUTIVE:


                                         /S/ GILBERT FIORENTINO
                                         GILBERT FIORENTINO

                                                                       EXHIBIT A

                                  SYSTEMAX INC.
                         RESTRICTED STOCK UNIT AGREEMENT

     THIS RESTRICTED STOCK UNIT AGREEMENT (the "AGREEMENT") is made and entered into on October 12, 2004 but effective as of June 1, 2004, by and between SYSTEMAX INC., a Delaware corporation (the "COMPANY"), and GILBERT FIORENTINO (the "RECIPIENT").

     WHEREAS, effective as of June 1, 2004, the Company, and the Recipient entered into an Employment Agreement (the "Employment Agreement") whereby the Recipient performs services as the Chief Executive Officer of Tiger Direct, Inc. (the "Subsidiary") and may, if so appointed by the Board of Directors of the Company, perform services as the Chief Executive Officer of the Company; and

     HEREAS, in accordance with Section 4.6 of the Employment Agreement, the Executive is entitled to be granted restricted stock units from the Company, subject to the terms and conditions specified herein.

     NOW, THEREFORE, the Company and the Recipient hereby agree as follows:

     7. GRANT PURSUANT TO PLAN. This Agreement and the grant of Restricted Stock Units are made pursuant to the Company's 1999 Long-Term Stock Incentive Plan (the "Plan"), the terms of which are incorporated herein for all purposes. The Recipient hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions of this Agreement and the Plan. Unless otherwise provided herein, terms used in this Agreement that are defined in the Plan and not defined herein shall have the meanings attributable thereto in the Plan.

     8. AWARD OF RESTRICTED STOCK UNITS. At its meeting on October 12, 2004, the Compensation Committee of the Company's Board of Directors granted to the Recipient one million (1,000,000) Restricted Stock Units (collectively the "Restricted Stock Units"), subject to and conditioned upon the Recipient's execution of the Employment Agreement, approval by the holders of a majority of the Company's common stock at the Company's next annual stockholders meeting, and satisfaction of the conditions (the "Performance Condition") specified in EITHER subparagraph (a) or (b) of this Section 2:

               (a) the provisions of this subparagraph (a) shall be satisfied if:

                    (i) the Company has positive earnings before interest, taxes, depreciation and amortization ("EBITDA") for the three months ending December 31, 2004, and

                    (ii) the EBITDA of all computer divisions in North America of the Company and its subsidiaries (including without limitation Systemax Manufacturing) for the three months ending December 31, 2004 is not less than 105% of the EBITDA of all of the computer divisions in North America of the Company and its subsidiaries (including without limitation Systemax Manufacturing) for the three months ended December 31, 2003, and

               (b) the provisions of this subparagraph (b) shall be satisfied if:

                    (i) the Company has positive EBITDA for the calendar year ending December 31, 2005; and

                    (ii) the EBITDA of all computer divisions in North America of the Companies and its subsidiary (including without limitation Systemax Manufacturing) for the calendar year ending December 31, 2005 is not less than 105% of the EBITDA of all of the computer divisions in North America of the Company and its subsidiaries (including without limitation Systemax Manufacturing) for the calendar year ending December 31, 2004.

     For purposes of the foregoing clauses (a) and (b), EBITDA shall be determined in accordance with generally accepted accounting principles. The parties hereto acknowledge that the terms of this Agreement have been approved by a committee of the Board of Directors of the Company consisting entirely of at least two non-employee directors. In the event this Agreement is not approved by the holders of a majority of the Company's common stock at the Company's next annual stockholders meeting this Agreement is void and the Recipient forfeits the right to receive any Restricted Stock Units and Restricted Stock hereunder.

     9. VESTING OF RESTRICTED STOCK UNITS.

               (a) Except as otherwise provided in Sections 3(b) or (c) of this Agreement, or in the Plan, the Restricted Stock Units shall vest in installments as provided below, which shall be cumulative. The following table indicates each date (a "Vesting Date") upon which the Recipient shall be vested with respect to the percentage of Restricted Stock Units granted as indicated beside the date, provided that the Recipient continues to be employed with the Company, the Subsidiary or any of their subsidiaries through and on the applicable Vesting Date and that the Performance Condition is satisfied:

     PERCENTAGE OF RESTRICTED STOCK UNITS        VESTING DATE
                20%                              The later of May 31, 2005
                                                 or the date on which the
                                                 Performance Condition
                                                 is satisfied.
                10%                              April 1, 2006
                10%                              April 1, 2007
                10%                              April 1, 2008
                10%                              April 1, 2009
                10%                              April 1, 2010
                10%                              April 1, 2011
                10%                              April 1, 2012
                10%                              April 1, 2013

               Except as otherwise specifically provided herein, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Except as otherwise provided in Section 3(c)(i)(y), upon the termination of the Recipient's employment with the Company, the Subsidiary and their subsidiaries, any unvested portion of the Restricted Stock Units that does not become vested pursuant to the provisions hereof as a result of such termination shall terminate and be null and void. Any portion of the Restricted Stock Units subject to this Agreement that is and has become vested pursuant to this Section 3 shall be referred to as "Vested Units", and any portion of the Restricted Stock Units that is and has not yet become vested shall be referred to as the "Non-Vested Units."

               (b) Notwithstanding any other term or provision of this Agreement, in the event a Qualified Change in Control (as defined in the Employment Agreement) occurs after the Performance Condition has been satisfied, or before December 31, 2005, the Recipient shall become immediately vested in all of the Restricted Stock Units as of the date of the Qualified Change in Control; PROVIDED, HOWEVER, that in the circumstances of a Change in Control as set forth in clause (y)(1) of Section 3.2(c)(iii) of the Employment Agreement, the date of the consummation of the reorganization, merger, consolidation or corporate transaction or series of transactions (rather than the date of the stockholder approval) shall be deemed to be the date of the Change in Control for purposes of this Section 3(b).

               (c) Notwithstanding any other term or provision of this
Agreement:

                    (i) if the Recipient's employment with the Company or the Subsidiary is terminated by the Company or the Subsidiary, whichever is applicable, without Cause or by the Recipient for Good Reason either after the Performance Condition has been satisfied, or before December 31, 2005, then:

                    (x) as of the Date of Termination, the Recipient shall become immediately vested in the greater of (1) the portion of the Restricted Stock Units in which the Recipient would have been vested had his employment not terminated until the first anniversary of the Date of Termination, or (2) 50% of the Restricted Stock Units (the "Vested Units"), and shall entitled to an immediate distribution of that number of shares of Common Stock of the Company that is represented by those Vested Units; PROVIDED, HOWEVER, that the Company shall have the right to redeem the Vested Units at the Fair Market Value thereof as set forth in Section 5.2(b) of the Employment Agreement, and

                    (y) in the event that a Change in Control occurs on or before the first anniversary of the Date of Termination, then the Recipient shall become immediately vested in any Restricted Stock Units that were not vested as of the Date of Termination (the "Additional Vested Units") and shall be entitled as of that first anniversary to an immediate distribution of that number of shares of Common Stock of the Company that is represented by those Additional Vested Units; PROVIDED, HOWEVER, that the Company shall have the right to redeem the Additional Vested Units at the Fair Market Value thereof as set forth in Section 5.2(b) of the Employment Agreement.

                    (ii) if the Recipient's employment with the Company or the Subsidiary, whichever is applicable, is terminated due to the Recipient's disability or death either after the Performance Condition is satisfied, or before December 31, 2005, the Recipient or the Recipient's estate or designated beneficiary(ies), whichever is applicable, shall become immediately vested in 50% of the Restricted Stock Units unless more than 50% of the Restricted Stock Units have previously vested (the "Additional Vested Units"); and shall be entitled to an immediate distribution of that number of shares of Common Stock of the Company that is represented by those Vested Units PROVIDED, HOWEVER, that the Company shall have the right to redeem the Additional Vested Units at the Fair Market Value thereof as set forth in Section 5.2(b) of the Employment Agreement;

                    (iii) if the Recipient's employment with the Company or the Subsidiary is terminated by the Company or the Subsidiary, whichever is applicable, for Cause, after the Performance Condition has been satisfied, then on or before the first regular pay date after the Date of Termination the Recipient shall become immediately entitled to a distribution of that number of shares of Common Stock of the Company that is represented by the percentage of the Restricted Stock Units that are Vested; PROVIDED, HOWEVER, that the Company shall have the right to redeem the Additional Vested Units at the Fair Market Value thereof as set forth in Section 5.2(b) of the Employment Agreement.

     For purposes of this Agreement, the terms "Cause", "Good Reason", "Fair Market Value," "Date of Termination," and "Qualified Change in Control" shall have the same meanings as set forth in the Employment Agreement. If the Company wishes to exercise its right under the foregoing provisions to redeem any Vested Units or Additional Vested Units, it shall provide written notice thereof to the Executive within 30 days after the Date of Termination and the closing on such transaction shall occur within 20 days after such notice.

     10. DELIVERY OF SHARES REPRESENTED BY THE RESTRICTED STOCK UNITS

               (a) Except as otherwise set forth in the Employment Agreement, the Company shall deliver to the Recipient, within 30 days after the occurrence of the Distribution Event, the shares of Common Stock of the Company that are represented by the Vested Units under this Agreement. For this purpose, a "Distribution Event" shall occur on the earliest of (i) the date on which the Recipient is no longer an employee of either the Company or the Subsidiary for any reason, (ii) the date on which a Qualified Change of Control (as defined in the Employment Agreement) occurs; or (iii) the Trigger Date (as defined in
Section 4(b) hereof); PROVIDED, HOWEVER, that in the circumstances of a Change in Control as set forth in clause (y)(1) of Section 3.2(c)(iii) of the Employment Agreement, the date of the consummation of the reorganization, merger, consolidation or corporate transaction or series of transactions (rather than the date of the stockholder approval) shall be deemed to be the date of the Change in Control for purposes of this Section 4(a).

               (b) For purposes of Section 4(a) hereof, the "Trigger Date" shall mean the following:

                    (i) with respect to the Restricted Stock Units that vest on the later of May 31, 2005 or the date on which the Performance Condition is satisfied in accordance with Section 3(a) hereof, January 1, 2006, or if the Performance Condition under Section 2(a) is not satisfied but the Performance Condition under Section 2(b) is satisfied, April 1, 2006; and

                    (ii) with respect to the Restricted Stock Units that vest on April 1, 2006 in accordance with Section 3(a) hereof, or on any succeeding April 1, the date on which the Restricted Stock Units become vested. Notwithstanding the foregoing, the Recipient may elect, in a writing received by the Company at least twelve (12) months prior to the applicable Trigger Date, to defer the Trigger Date specified in the applicable clause of this Section 4(b) until any later date, subject to such limitations as may be necessary to comply with the tax laws in order that the Recipient not be required to recognize income as a result of such deferral.

               (c) All of the stock certificates evidencing any shares of Common Stock that are represented by the Restricted Stock Units pursuant to this Agreement shall bear appropriate legends restricting the sale or other transfer of the shares of Common Stock in accordance with applicable state and federal securities laws, this Agreement and the Plan.

     11. RIGHTS WITH RESPECT TO SHARES OF COMMON STOCK REPRESENTED BY RESTRICTED STOCK UNITS.

               (a) Except as otherwise provided in this Section 5, the Recipient shall not have any rights, benefits or entitlements with respect to any shares of Common Stock that are represented by the Restricted Stock Units subject to this Agreement unless and until a Distribution Event has occurred.

               (b) Notwithstanding Section 5(a) hereof, during the term of this Agreement, the Recipient shall have the right to receive distributions (the "Dividend Equivalent Payments") from the Company equal to any dividends or other distributions that would have been distributed to the Recipient if each of the Restricted Stock Units instead were an issued and outstanding share of Common Stock owned by the Recipient. The Dividend Equivalent Payments, reduced by any applicable withholding taxes, shall be made at the same time, in the same form and in the same manner as dividends or other distributions are paid to the holders of Common Stock of the Company; PROVIDED, HOWEVER, that (i) there shall be no Dividend Equivalent Payments with respect to any dividend distribution of shares in the Company's subsidiary, Profit Center Software Inc. ("PCS"), unless all of the computer divisions of the Company in North America have implemented PCS software on or before June 30, 2005; and (ii) that if the dividend declared is a dividend of shares of Common Stock, then any shares of Common Stock issued to the Recipient with respect to the Restricted Stock Units subject to this Agreement shall have the same status and bear the same legend as the Restricted Stock Units and shall be held by the Company (and the Recipient shall provide a duly executed stock power therefore) until a Distribution Event, unless otherwise determined by the Committee.

               (c) In the event that the number of shares of Common Stock of the Company, as a result of a combination of the Common Stock or any other change or exchange for other securities, by reclassification, reorganization or otherwise, is increased or decreased or changed into or exchanged for a different number or kind of shares of Common Stock or other securities of the Company or of another entity, the number of Restricted Stock Units subject to this Agreement shall be appropriately adjusted to reflect that change. If any adjustment shall result in a fractional share, the fraction shall be disregarded.

     6. TAX WITHHOLDING. On or before a Distribution Event or the date on which the Recipient becomes entitled to receive a Dividend Equivalent Payment, as a condition to the Company's obligations with respect to the Restricted Stock Units (including, without limitation, any obligation to deliver any shares of Common Stock or make any Dividend Equivalent Payments hereunder), the Recipient shall make arrangements satisfactory to the Company to pay to the Company any federal, state or local taxes of any kind required to be withheld with respect to its delivery of the shares of Common Stock and Dividend Equivalent Payments. If the Recipient shall fail to make the tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to the shares of the Common Stock or any Dividend Equivalent Payments.

     7. REGISTRATION OF RESTRICTED STOCK UNITS AND SHARES OF COMMON STOCK. If and to the extent it has not already done so, the Company shall register with the Securities and Exchange Commission ("SEC"), on a Form S-8 or such other required form, both the Restricted Stock Units and the shares of Common Stock that are represented by the Restricted Stock Units under this Agreement.

     8. AMENDMENT, MODIFICATION AND ASSIGNMENT. No provision of this Agreement may be modified, waived or discharged unless that waiver, modification or discharge is agreed to in writing signed by the Recipient and the Company. No waiver by either party of any breach by the other party to this Agreement of any condition or provision of this Agreement shall be deemed a waiver of any other conditions or provisions of this Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. Unless otherwise consented to by the Committee, this Agreement shall not be assigned by the Recipient in whole or in part. The rights and obligations created under this Agreement shall be binding on the Recipient and his heirs and legal representatives and on the successors and assigns of the Company.

     9. TRANSFERABILITY. The Restricted Stock Units granted under this Agreement are not transferable otherwise than by will or under the applicable laws of descent and distribution. In addition, the Restricted Stock Units shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Restricted Stock Units shall not be subject to execution, attachment or similar process.

     10. BENEFICIARY DESIGNATION. The Recipient shall have the right to designate, on a beneficiary designation form satisfactory to the Committee which shall be filed with the Company, a beneficiary or beneficiaries to receive any unissued shares of Common Stock and/or Dividend Equivalent Payments under this Agreement in the event of the death of the Recipient. In the event that the Recipient shall not file a beneficiary designation form with the Company, or if none of the designated beneficiaries survive the Recipient, then any unpaid shares of Common Stock and/or Dividend Equivalent Payments under this Agreement shall be paid to the estate of the Recipient.

     11. MISCELLANEOUS.

               (a) NO RIGHT TO EMPLOYMENT OR SERVICE. The grant of this Restricted Stock Unit award shall not confer, or be construed to confer, upon the Recipient any right to be employed by or perform services for the Company, the Subsidiaries or their subsidiaries.

               (b) NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in this Agreement shall preclude the Company or the Subsidiary from adopting or continuing in effect other or additional compensation arrangements, and those arrangements may be either generally applicable or applicable only in specific cases.

               (c) SEVERABILITY. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement or the award of Restricted Stock Units under any applicable law, that provision shall be construed or deemed amended to conform to applicable law (or if that provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the award of Restricted Stock Units, that provision shall be stricken as to that jurisdiction and the remainder of this Agreement and the award shall remain in full force and effect).

               (d) NO TRUST OR FUND CREATED. Neither this Agreement nor the grant of the award of Restricted Stock Units shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and the Recipient or any other person. The Restricted Stock Units subject to this Agreement represent only the Company's unfunded and unsecured promise to issue shares of Common Stock to the Recipient in the future. To the extent that the Recipient or any other person acquires a right to receive payments from the Company pursuant to this Agreement, that right shall be no greater than the right of any unsecured general creditor of the Company.

               (e) GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware.

               (f) INTERPRETATION. The Recipient accepts this award of Restricted Stock Units subject to all the terms and provisions of this Agreement and the terms and conditions of the Plan.

               (g) HEADINGS. Headings are given to the Paragraphs and Subparagraphs of this Agreement solely as a convenience to facilitate reference. The headings shall not be deemed in any way material or relevant to the construction or interpretation of this Agreement or any provision thereof.

     12. COMPLETE AGREEMENT. This Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.


     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

                                       SYSTEMAX INC.,  a Delaware corporation

                                       By: /S/ BRUCE LEEDS
                                           ---------------------------
                                       Name: Bruce Leeds
                                       Title:  Vice Chairman

Agreed and Accepted:


By: /S/ GILBERT FIORENTINO
    ----------------------
     GILBERT FIORENTINO